Clifford Chance S.L. Abogados

THE PERSONS LISTED IN SCHEDULE 1 AS SELLERS, CORPORACIÓN QUÍMICA VHEM, S.L., DIBON USA, LLC AS COMPANIES, AND FERRO SPAIN MANAGEMENT COMPANY, S.L., FERRO CORPORATION AS BUYERS
ADDENDUM to the AGREEMENT FOR THE SALE AND PURCHASE OF THE NUBIOLA GROUP

7 JULY 2015

	Contents
	Clause	Page
1	DEFINITIONS AND INTERPRETATION	3
2	COMPLETION	3
3	INTERCOMPANY LOANS	4
4	ASSIGNMENT TO FERRO CORP OF LOANS AND RECEIVABLES OWING FROM DIBON USA LLC TO CQDIBON SPAIN	6
5	FIRST DRAFT COMPLETION STATEMENT	7
6	FUNDS FLOW AT COMPLETION	7
7	TRANSFER OF REAL ESTATE IN LLODIO	7
8	MISCELLANEOUS Matters	7
9	ROMANIAN WASTEWATER MATTER	7
10	CERTAIN Schedule 13 INDEMNITY MATTERS	8
11	THREATENED LITIGATION MATTER	9
12	AMENDMENTS	11
13	CONFIDENTIALITY	11
14	MISCELLANEOUS	11
15	APPLICABLE LAW AND ARBITRATION	15

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THIS ADDENDUM is entered into on 7 July 2015 BETWEEN:

(1)THE PERSONS listed in Schedule 1 (the “Sellers”) duly represented by the persons set opposite their name in Schedule 1 by virtue of the powers of attorney granted before the Notaries Public as indicated therein

(2)CORPORACIÓN QUÍMICA VHEM, S.L., a company validly incorporated and existing under the Laws of Spain, with registered address at Calle Vitoria, number 19, Llodio (Álava), Spanish tax identification number B-01015221 and which is recorded at the Mercantile Registry of Alava in Volume (tomo) 606, Sheet (folio) 104, Page (hoja) VI-3152 (“Vhem”).

(3)DIBON USA, LLC, a limited liability company duly organized and validly existing under the Laws of the State of Georgia (United States of America), with registered address at 6369 Peachtree Street, Lawrenceville GA 30071 (“Dibon” and together with Vhem, the “Companies”).

(4)FERRO SPAIN MANAGEMENT COMPANY, S.L.U., a corporation validly incorporated and existing under the Laws of Spain, with registered office at Vitoria Kalea, 19 Llodio (Vitoria), with Tax Identification Number B-01.536.788 and registered at the Mercantile Registry of Alava at Volume (tomo) 1587, Sheet (folio)  161, Page (hoja) VI-176818 (“Ferro Spain”).

(5)FERRO CORPORATION, a corporation validly incorporated and existing under the Laws of Ohio, with principal executive office located at 6060 Parkland Blvd., Suite 250, Mayfield Heights, Ohio, 44124, USA, with IRS Employer Identification Number 34-0217820 and on file with the Ohio Secretary of State with entity number 88224 (“Ferro Corp” and together with Ferro Spain, the "Buyers").

The Sellers, the Companies and the Buyers are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

WHEREAS

(A)The Parties entered into an agreement for the sale and purchase of the Nubiola Group dated 29 April 2015 (the "SPA") under which the Parties agreed to the sale and transfer of the shares representing: (i) circa fifty five point twenty five per cent (55,25%) of the share capital of Vhem; (ii) one hundred per cent (100%) of the equity interests in  Dibon; and (iii) one hundred per cent (100%) of the share capital of Ivory Corporation, S.A., a societe anonyme validly incorporated and existing under the Laws of the Grand Duchy of Luxembourg, with registered address at 412F, route d'Esch, L-2086 Luxembourg, and which is registered with the Luxembourg Registry of Commerce and Companies under number B 15656 ("Ivory").

(B)The Parties wish to amend certain provisions on the SPA as provided herein.

(C)In view of all of the above, the Parties wish to enter into this Addendum to the Agreement for the Sale and Purchase of the Nubiola Group (the “Addendum”).

THE PARTIES AGREE as follows:

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1.DEFINITIONS AND INTERPRETATION

1.1Defined Terms

Unless otherwise defined in the Addendum, terms defined in the SPA and used in this Addendum shall have the same meaning as given to them in the SPA.

In addition, in this Addendum:

"CQDibon Spain" means Comercial Química Dibon, S.L. a company validly incorporated and existing under the Laws of Spain with registered address at Gran Vía de les Corts Catalanes, 648, 08010, Barcelona (Spain), with Spanish fiscal identification number B-62,386,305 and which is recorded at the Mercantile Registry of Barcelona in Volume (tomo) 33,671, Sheet (folio) 54, Page (hoja) B-233,069;

“Agreement” means the Agreement for the Sale and Purchase of the Nubiola Group entered into by the Sellers, the Companies and Ferro Corporation on 29 April 2015, as amended and supplemented pursuant to the Addendum to the Agreement for the Sale and Purchase of the Nubiola Group entered into between the Sellers, the Companies, Ferro Corporation and Ferro Spain Management Company, S.L.U. on 7 July 2015;

“Dibon InterCo” has the meaning given to it in clause 4.1.

“Dibon Overall Price” has the meaning given to it in clause 4.2.

"Funds Flow Chart" has the meaning given to it in clause 6;

"Romanian InterCo" means the loan described in the first line of the chart included in clause 3.1;

"Spanish InterCo" means the loan described in the second line of the chart included in clause 3.1; and

"US InterCo" means the loan described in the third line of the chart included in clause 3.1;

1.2Construction

The construction provisions contained in clause 1.2 of the SPA shall apply to this Addendum.

2.COMPLETION

2.1The Parties hereby agree and accept that, subject to the fulfillment of the Conditions and the completion of the actions set forth in Schedule 8 to the SPA, Completion shall take place on 7th July 2015. However, the date on which the (a) Actual Net Financial Debt and the Actual Adjusted Net Working Capital will be calculated; and (b) the Estimated Net Financial Debt and the Estimated Adjusted Net Working Capital shall be estimated, shall not be 7th July 2015 (i.e. the date of Completion) but 11:59 p.m. on 6th July 2015.

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2.2As a consequence to what has been agreed in clause 2.1 above, the Parties agree to amend the following definitions of the SPA:

2.2.1Definition of Actual Net Financial Debt is amended and shall read as follows:

"Actual Net Financial Debt" means the actual amount of the Net Financial Debt as of 11:59 p.m. on (a) the 6th July 2015, provided that Completion takes place on 7th July 2015, or (b) Completion, provided that Completion takes place on any other date, as calculated after Completion in accordance with Schedule 5 and set out in the Final Completion Statement;"

2.2.2Definition of Actual Adjusted Net Working Capital is amended and shall read as follows:

""Actual Adjusted Net Working Capital" means the actual amount of the Adjusted Net Working Capital as of 11:59 p.m. on (a) the 6th July 2015, provided that Completion takes place on 7th July 2015, or (b) Completion, provided that Completion takes place on any other date, as calculated after Completion in accordance with Schedule 5 and set out in the Final Completion Statement;"

2.2.3Definition of Estimated Net Financial Debt is amended and will read as follows:

""Estimated Net Financial Debt"  means the projected amount of the Net Financial Debt as of 11:59 p.m. on (a) the 6th July 2015, provided that Completion takes place on 7th July 2015, or (b) Completion, provided that Completion takes place on any other date, as estimated in good faith by the Sellers in accordance with the provisions of clause 4.2, calculated on the basis of the principles set out in Schedule 5 and to be included in the First Draft Completion Statement;"

2.2.4Definition of Estimated Adjusted Net Working Capital is amended and shall read as follows:

""Estimated Adjusted Net Working Capital" means the projected amount of the Adjusted Net Working Capital as of 11:59 p.m. on (a) the 6th July 2015, provided that Completion takes place on 7th July 2015, or (b) Completion, provided that Completion takes place on any other date, as estimated in good faith by the Sellers in accordance with the provisions of clause 4.2, calculated on the basis of the principles set out in Schedule 5 and to be included in the First Draft Completion Statement;"

3.INTERCOMPANY LOANS

3.1The Parties agree that the following loans and receivables owing from the companies of the Nubiola Group to other companies in the Nubiola Group (the "Intercompany Loans") shall not be repaid and/or cancelled on or prior to Completion:

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Nº	Lender	Borrower	Outstanding Amount as of 1 July (principal + interest)	Name of the Loan
1	Vhem	Nubiola Romania S.R.L.	Principal: EUR 1,000,000 Interest Accrued: 4,448.82 EUR	"Romanian InterCo"
2	Colores Hispania, S.A.U.	Nubiola Pigmentos, S.L.U.	Principal: EUR 3,609,146.27 Interest Accrued: 45,023.16 EUR	"Spanish InterCo"
3	Vhem	Nubiola USA Inc.	Principal: USD 3,800,000 Interest Accrued: 40,685 EUR	"US InterCo"

3.2Notwithstanding the above, the Parties have agreed that, after Completion, the Buyers will carry out the following actions in respect of the Romanian InterCo and the Spanish InterCo, with a view to have them fully repaid or cancelled promptly after Completion:

3.2.1Romanian InterCo

Vhem will contribute the principal amount under the Romanian InterCo to the share capital of Nubiola Romania S.R.L. in exchange for the issue of shares of Nubiola Romania S.R.L. whose fair value shall equal the principal amount of the Romanian InterCo. The outstanding amount of interest accrued at the time of the conversion on the Romanian InterCo will be paid by Nubiola Romania S.R.L. to Vhem with its own resources.

3.2.2Spanish InterCo

Nubiola Pigmentos, S.L.U. and Colores Hispania, S.A.U. will merge with Nubiola Pigmentos, S.L.U. as the surviving entity after the merger. The merger shall be eligible for the special tax regime for mergers, de-mergers, asset contributions, securities swaps and changes of address of a European Company or a European Cooperative Society from one a Member State of the European Union to another, envisaged in Chapter VII of Title VII of the Spanish Corporation Tax Act (Ley 27/2014, de 27 de noviembre, del Impuesto sobre Sociedades), which shall not be waived, and the Buyers shall cause Nubiola Pigmentos, S.L.U and Colores Hispania S.A.U. to notify the Ministry of

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Economy and Finance of the merger and of the application of said special tax regime and that such special tax regime has not been waived.

3.2.3Obligations between the parties in relation to the cancellation of the Romanian InterCo and the Spanish InterCo

(a)The Sellers shall be liable to and shall indemnify, defend, hold harmless and keep indemnified the Buyer Indemnified Persons for any Taxes, notarial, registration, administrative, legal or similar costs and expenses which are necessary to carry out the actions described in clause 3.2.2 above or that result from such actions described in clause 3.2.2 above.

(b)The Buyers will keep the Sellers informed of the status of the actions described in clause 3.2.2 above which will be carried in an efficient manner and ten (10) calendar days before execution provide the Sellers for its review and reasonable comments the final drafts of the documentation to carry out the actions described in clause 3.2.2. The Sellers shall reflect in such documents any reasonable comments which the Sellers may timely make (insofar as these comments are relevant for the Sellers' perspective).

3.2.4US InterCo

US InterCo will remain in place at completion and Buyer shall, at its own cost and expense, take any action it deems necessary with respect to the settlement or cancellation of US InterCo.

4.ASSIGNMENT TO FERRO CORP OF LOANS AND RECEIVABLES OWING FROM DIBON USA LLC TO CQDIBON SPAIN

4.1The Parties agree that upon Completion, CQDibon Spain shall sell, transfer and assign to Ferro Corp: (i) one hundred per cent (100%) of the equity interests in Dibon; and (ii) CQDibon Spain's entire contractual position (including all rights and obligations) under the loan granted by CQDibon to Dibon for the principal amount of USD 2,973,800 plus interest accrued thereto (the "Dibon InterCo").

4.2The purchase price for (i) one hundred per cent (100%) of the equity interests in Dibon; and (ii) the Dibon InterCo shall be 7% of the Purchase Price (the "Dibon Overall Price"). The purchase price allocated to the Shares in Vhem and Dibon in clause 6 of the SPA does not change.

4.3The Dibon Overall Price will be allocated between (i) one hundred per cent (100%) of the equity interests in Dibon; and (ii) the Dibon InterCo as follows:

4.3.1The outstanding amount under the Dibon InterCo will be allocated to the purchase price of the Dibon InterCo (i.e. USD 2,973,800 as principal amount of the Dibon InterCo plus USD 958,931.22 as accrued interest converted into EUR at the exchange rate for USD/EUR of 1.11 which results in the amount of 3,543,001.10);

4.3.2The remaining amount of the Dibon Overall Price will be allocated to the shares in Dibon (i.e. EUR 7,244,863.54).

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5.FIRST DRAFT COMPLETION STATEMENT

5.1The Parties agree and accept that for the purposes of the SPA, the First Draft Completion Statement shall be the one attached to this Addendum as Schedule 2.

5.2Based on the First Draft Completion Statement attached as Schedule 2:

5.2.1the Initial Consideration amounts to 154,112,352.00 EUR;

5.2.2the Estimated Net Financial Debt amounts to 1,761,648 EUR;

5.2.3the Estimated Adjusted Net Working Capital amounts to 3,004,000 EUR.

6.FUNDS FLOW AT COMPLETION

At Completion, the Buyers shall make the transfer of funds set out in the funds flow chart attached hereto as Schedule 3 (the "Funds Flow Chart"), by irrevocable wire transfer, for same day value, in accordance with the provisions of clause 24.7 of the SPA and without set off, deduction or withholding.

7.TRANSFER OF REAL ESTATE IN LLODIO

7.1The Buyers have approved the transfer of real estate located in Llodio, Parcela n° 1.5 de la Unidad de Ejecución number 5, Area de Reparto A.R.I. 5 Zona Industrial Z.I. 10 in Anuntzibat, today Calle Gasteiz number 9 from Mr. Andres Nubiola Bellido, Mr. Ricardo Nubiola Bellido and Ms. Mercedes Nubiola Bellido to Nubiola Pigmentos, S.L. under the terms of the form of notarial deed of transfer attached hereto as Schedule 4. The transactions contemplated by this Section 7.1 constitute part of the “Prior Reorganisation” for all purposes of this Addendum and the SPA, including the Prior Reorganisation Indemnity, and clause 1 of Schedule 3 to the SPA is hereby amended to add the transactions contemplated by this Section 7.1 as a new item (8) thereto.

8.MISCELLANEOUS Matters

8.1The parties acknowledge and agree that Ferro Corp has fulfilled its obligations under clause 21 of the SPA to notify Sellers’ Representatives of the assignment by Ferro Corp to Ferro Spain of the right to purchase and acquire, on the Completion Date, the Shares of Vhem and Ivory pursuant to an Assignment Agreement between Ferro Corp and Ferro Spain dated June 16, 2015.

8.2Clause 24.9 of the SPA is hereby amended by deleting the words “immediately following execution of this Agreement” and replacing such words with the following: “at the Completion”.

9.ROMANIAN WASTEWATER MATTER

9.1Clause 10.2 of Part A of Schedule 13 to the SPA is hereby amended by deleting the following provision: “(i) treatment capacity: not to exceed 100 cubic meters per day of saline waste water;” and replacing it with the following provision: “(i) treatment capacity: not to exceed 200 cubic meters per day of saline waste water;”.

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10.CERTAIN Schedule 13 INDEMNITY MATTERS

10.1Part A of Schedule 13 to the SPA is hereby amended to add the following language as a new clause 14 thereto:

“14.  any failure by a company of the Nubiola Group to approve the accounts, including statutory accounts and consolidated accounts (including individual and consolidated balance sheets, profit and loss accounts, cash-flow statements and all documents required by Law to be prepared and approved in connection therewith, including management reports, directors reports and similar documents) as at 31 December 2013 and 31 December 2014 of the companies of the Nubiola Group, in each case, in accordance with applicable Law (including the Laws applicable in the jurisdiction of formation of each company of the Nubiola Group), including approval by both the board of directors (or similar governing board) and by the shareholders or members (or similar equity holder) of each company of the Nubiola Group in accordance with applicable Law (including the Laws applicable in the jurisdiction of formation of each company of the Nubiola Group); the failure to prepare, submit and file any documents and filings in connection with or related to such approvals and accounts with the applicable Governmental Authorities in accordance with applicable Law (including the Laws applicable in the jurisdiction of formation of each company of the Nubiola Group); and the failure by any company of the Nubiola Group to authorize and empower any signatory to sign and execute any of the accounts, documents and filings described in this clause 14 in accordance with applicable Law (including the Laws applicable in the jurisdiction of formation of each company of the Nubiola Group).”

10.2Part A of Schedule 13 to the SPA is hereby amended to add the following language as a new clause 15 thereto:

“15.    any failure to pay off, extinguish and discharge in full the following Indebtedness of the companies of the Nubiola Group and all Charges and Encumbrances related thereto:

Company	Indebtedness to be discharged
Corporación Química Vhem, S.L.	Santander Working Capital Debt (matures12/13/2015)
Corporación Química Vhem, S.L.	La Caixa Working Capital Debt (matures 3/16/2016)
Corporación Química Vhem, S.L..	Deutsche Bank Working Capital Debt (matures 7/15/2015)
Corporación Química Vhem, S.L.	CDTI R&D Debt (matures 6/30/2015)
Corporación Química Vhem, S.L.	CDTI R&D Debt (matures 6/30/2022)

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Corporación Química Vhem, S.L..	CDTI R&D Debt (matures 6/30/2024)
Corporación Química Vhem, S.L.	CDTI R&D Debt (matures 12/31/2024)
Corporación Química Vhem, S.L.	CDTI R&D Debt (matures 12/31/2025)
Corporación Química Vhem, S.L.	CDTI R&D Debt (matures 6/30/2026)

10.3Part A of Schedule 13 to the SPA is hereby amended to add the following language as a new clause 16 thereto:

“16.    any inaccuracy or misstatement by Sellers in the Notarial Deed of Transfer, except for any Damage incurred or suffered by the Buyer Indemnified Persons arising out of any falsehood, inaccuracy or misstatement of any of the Sellers' Representations and Warranties repeated on Completion pursuant the Notarial Deed of Transfer, which for the avoidance of doubt shall be considered as a breach of the Sellers' Representations and Warranties and any Damages incurred or suffered by the Buyer Indemnified Persons arising out of such breaches shall be indemnified by the Sellers to the Buyer Indemnified Persons pursuant to and subject to the limitations set forth in clause 15.”

11.THREATENED LITIGATION MATTER

11.1The following definitions will be added to Section 1 of the SPA:

“Cappelle Pigments” means Cappelle Pigments NV and its Affiliates.

“Litigation” means the (i) the claims specified in the notice of default dated May 28, 2015 sent by Cappelle Pigments to the Sellers and certain companies of the Nubiola Group and the letter and Writ of Summons dated June 26, 2015 sent by Allen&Overy LLP (Brussels office) to the Sellers and certain companies of the Nubiola Group, and (ii) any and all similar or related claims in connection with the possible transaction between the Sellers, the companies of the Nubiola Group and Cappelle Pigments;

“Litigation Escrow Account” means the interest bearing bank account to be opened by the Sellers at the Escrow Agent for purposes of the Escrow Agreement;

“Litigation Escrow Amount” means the funds available in the Litigation Escrow Account from time to time pursuant to the terms set out on the Escrow Agreement and which, for the purposes of clause 4.3 of this Agreement only (without prejudice to the provisions of this Agreement or the Escrow Agreement), will be equal to one million euro (EUR1,000,000);

“Litigation Indemnity” has the meaning given to it in clause 15.1.7;

11.2The following definitions in Section 1 of the SPA are hereby amended and replaced with the following:

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“Escrow Agreement” means the agreement to be entered into on the Completion Date between the Sellers, the Buyer and the Escrow Agent which, inter alia, sets forth the terms and conditions for the disposal of the funds deposited in the General Escrow Account, the Specific Escrow Account and the Litigation Escrow Account, substantially in the form of Schedule 11;

“Escrow Amounts” means the General Escrow Amount, the Specific Escrow Amount and the Litigation Escrow Amount;

11.3Section 4.3.1 of the SPA is hereby amended by inserting “minus the Litigation Escrow Amount” after “Specific Escrow Amount”.

11.4Section 4.3 of the SPA is hereby amended by adding the following section:

“Section 4.3.5  the Litigation Escrow Amount by transfer of funds for the same day value to the Litigation Escrow Account.”

11.5Section 15 of the SPA is hereby amended by adding the following section:

“15.1.7  Each of the Sellers shall, jointly and severally, be liable to and indemnify, defend, hold harmless and keep indemnified the Buyer Indemnified Persons for any Damages incurred or suffered by any of them arising out of the Litigation, in accordance and subject to the terms of clause 15 (the “Litigation Indemnity”).

11.6Section 15.1.6 of the SPA is hereby amended by adding the following sentence to the end of such section:  “The Buyer Indemnified Persons shall have recourse to the Litigation Escrow Account under Section 15.1.7 but if the amount of funds in the Litigation Escrow Account are not sufficient to satisfy the Sellers obligations under Section 15.1.7 then the Buyer Indemnified Persons, at their option, shall have recourse to the General Escrow Account and/or the Specific Escrow Account.”

11.7Section 15.3.1 of the SPA is hereby amended by adding the following sentence to the end of such section:  “The Litigation Indemnity shall have no time limit.”

11.8Section 15.4.1(d) of the SPA is hereby amended by adding the following sentence to the end of such section:  “Notwithstanding the foregoing, the Litigation Indemnity is uncapped.”

11.9Section 15.4.2(d) of the SPA is hereby amended by adding the following sentence to the end of such section:  “Notwithstanding the foregoing, the Deminimis Amount and the Basket shall not be applicable to the Litigation Indemnity.”

11.10Section 7.1 of Part 1 of Schedule 8 of the SPA is hereby amended and replaced with the following provision: “pay to the Sellers the Initial Consideration minus (i) the General Escrow Amount minus (ii) the Specific Escrow Amount minus (iii) the Litigation Escrow Amount and minus (iv) the Non-Operating Real Estate Deferred Price;

11.11Section 7 of Part 1 of Schedule 8 of the SPA is hereby amended by adding the following section: “7.6  deposit the Litigation Escrow Amount in the Litigation Escrow Account;”

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11.12The Parties hereby agree that the Litigation constitutes a Third Party Claim subject to Section 15.9.2 of the SPA and that the Sellers have assumed the defense of such Third Party Claim subject to the terms of Section 15.9.2 of the SPA.  Notwithstanding anything in Section 15.9.2 of the SPA to the contrary, the Sellers shall, jointly and severally, reimburse the Buyer Indemnified Persons on monthly basis for all reasonable expenses incurred by such Buyer Indemnified Persons in connection with the Litigation and if Sellers fail to comply with this obligation, the Buyer Indemnified Persons shall be entitled to obtain such unreimbursed amounts from, at the Buyer Indemnified Persons’ option, the Litigation Escrow Account, the General Escrow Account or the Specific Escrow Account.  The Parties also hereby agree that if there are insufficient funds in the Litigation Escrow Account to pay the Buyer Indemnified Persons for Damages incurred in respect of the Litigation, then the Buyer Indemnified Persons shall be entitled to obtain such unsatisfied amounts from, at the Buyer Indemnified Persons’ option, the General Escrow Account or the Specific Escrow Account and the withdrawal of such funds for this purpose shall constitute a “Replenishable Release” under the Escrow Agreement.  The Parties further agree that if Cappelle Pigments does not make a filing with a court to initiate formal legal proceedings by the first anniversary of the Completion Date, then the Litigation Escrow Amount shall be released to the Sellers by the Escrow Agent in accordance with the terms of the Escrow Agreement.  For the avoidance of doubt, in such event, the Sellers obligations under Section 15.1.7 of the SPA remain in full force and effect.

12.AMENDMENTS

12.1The amendments to the SPA contained in this Addendum are the only amendments to the SPA agreed between the parties as of the date hereof.

12.2All provisions of the SPA which have not been amended by this Addendum or are not contradictory to the terms of this Addendum shall remain in place.

13.CONFIDENTIALITY

13.1The Parties agree and accept that the entering into this Addendum and its contents is confidential information and both parties agree to treat such confidential information in the same manner that the confidential information referred to in the SPA. Therefore the confidentiality provisions of clause 23 of the SPA will also apply to this Addendum.

14.MISCELLANEOUS

14.1Amendments

Any amendment to this Addendum that is not set forth in writing and is not formalised by the Parties in the same manner as this Addendum shall be null and void.

14.2Partial invalidity

14.2.1Any finding by a court or administrative body stating that one or more clauses of this Addendum are unlawful, null and void, invalid or unenforceable in whole or in part shall not render unlawful, null and void, invalid, or unenforceable the other clauses or the remaining parts thereof, which shall remain fully valid wherever applicable.

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14.2.2The clauses or parts thereof found to be unlawful, null and void, invalid or unenforceable shall be deemed to have been removed from this Addendum or not applicable in that circumstance, as the case may be, and the Parties shall negotiate in good faith the substitution thereof and the measures that are most suited to the aim pursued by such clauses or parts thereof.

14.3Waiver of defences

The dispensation, deferral or waiver of any of the rights established in this Addendum, or of a part of such rights:

14.3.1shall only be binding if stated in writing;

14.3.2may be made subject to such conditions as the Party granting such dispensation, deferral or waiver sees fit;

14.3.3shall be limited to the specific case in which it occurred; and

14.3.4shall not affect the enforceability in other cases of the right affected by it, nor the enforceability of any other right existing in relation to the Parties.

14.4Expenses and Taxes

14.4.1The Sellers, jointly and severally, on the one hand and the Buyers, on the other hand, shall each bear fifty per cent (50%) of all the notary’s fees incurred on the notarization of this Agreement.

14.4.2Except as otherwise provided in this Addendum or the SPA, each Party shall pay the costs and expenses incurred by it in connection with the negotiation, entering into, and completion of, this Addendum, including, without limitation, in respect of the obligations in satisfying the Conditions and any other requirements for transferring the Shares.

14.5Notices and delivery date

14.5.1Requirements

Any notices, authorisations, consents and other communications relating to or to be given under this Addendum:

(a)shall be drafted in English, unless they are documents required by regulations or other types of official documents, in which case they shall be accompanied by their respective sworn translations into English if so requested by the addressee;

(b)must be made in writing (which does not include email);

(c)shall be delivered by hand, with acknowledgement of receipt, or shall be sent by registered post, courier, and/or fax;

(d)shall be sent to the addressees (and to the persons who shall be copied in addition to the addresses as indicated in clause 14.5.2) at the addresses

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or fax numbers indicated in clause 14.5.2 or to any other addresses or fax numbers as indicated in writing by the addressee before the notice was dispatched; and

(e)if sent by fax, the related paper copy must also be sent by courier.

A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax or e-mail provided that, in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

14.5.2Addressees and delivery addresses

Notices must be delivered to the persons and at the addresses or fax numbers or email addresses set forth below:

The Buyers

Ferro Corporation

6060 Parkland Boulevard

Suite 250

Mayfield Heights, Ohio 44124

Attn: General Counsel

Fax: +1-216-875-5623

With a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Attn: Patrick J. Leddy, Esq.

Fax: +1-216-579-0212

The Sellers

Andres Nubiola

Calle Mandri 41. 5º-1ª

08022, Barcelona

Ricardo Nubiola

Calle Trafalgar 4, Planta 16,

Barcelona

With a copy to:

Clifford Chance, S.L.

For the attention of Guillermo Guardia

Avda. Diagonal, 682, 13th floor

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Fax: +34 93 344 22 22

14.6Payments

14.6.1Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this Addendum shall be made in immediately available funds and in EUR by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:

(a)if that payment is to the Sellers, the account of the Sellers’ Representative as the Sellers’ Representative may specify to Ferro Corp in writing on or before Completion; and

(b)if that payment is to a Buyer, the account of the Buyer as the Buyer may specify to the Sellers’ Representative in writing.

14.6.2Except as otherwise expressly provided in this Addendum, if a Party defaults in making any payment when due of any sum payable under this Addendum, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before any judgment) at an annual rate of six (6) %, which interest shall accrue from day to day, without the need for any specific notice. The interest will compounded annually.

14.7Other

14.7.1Each of the obligations, Sellers’ Representations and Warranties, Buyer’s Representations and Warranties, covenants and undertakings in this Addendum (excluding any obligation, covenant or undertaking which is fully performed at Completion) will continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Buyers in respect of any Condition.

14.7.2The Buyers may release or compromise in whole or in part the liability of a Seller under this Addendum without thereby affecting the liability of the other Sellers. The Buyers may also grant any time or indulgence to any Seller without thereby affecting the liability of such Seller and the other Sellers.

14.8Counterparts

This Addendum may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

15.APPLICABLE LAW AND ARBITRATION

15.1Applicable Law

This Addendum is governed by the Laws of Spain.

15.2Arbitration

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All disputes arising out of or in connection with this Addendum and the SPA shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules, except in the event that the amount in dispute does not exceed five hundred thousand Euros in which case the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one (1) arbitrator appointed in accordance with the said Rules. The place of arbitration will be Barcelona, Spain. The language of arbitration will be English. Procedural documents submitted by the Parties to the Arbitration Tribunal must at all times be in English, it being understood that supporting documents may also be submitted in Spanish and without being translated into English.

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IN WITNESS WHEREOF, the Parties have executed this Addendum as of the day and year first written above.

The Sellers:

/s/ Ricardo Nubiola____________________ /s/Andrés Nubiola__________________

Mr. Ricardo Nubiola BellidoMr. Andrés Nubiola Bellido

COMERCIAL QUÍMICA DIBÓN, S.L.

CORPORACIÓN FINANCIERA ARÁN, S.L.

OLARTE, S.L.

MERNUBE, S.L.

GLORNUBE, S.L.

AGENCIA INMOBILIARIA LA FINCA, S.L.

D. RAIMUNDO NUBIOLA BELLIDO

D. JOSÉ-ORIOL NUBIOLA BELLIDO

DÑA. NÚRIA NUBIOLA BELLIDO

D. JUAN MARÍA CARAL NUBIOLA

DÑA. GLORIA NUBIOLA BELLIDO

DÑA. MERCEDES NUBIOLA BELLIDO

DÑA. MONTSERRAT NUBIOLA BELLIDO

P.P.

/s/ Ricardo Nubiola____________________ /s/Andrés Nubiola__________________

Mr. Ricardo Nubiola BellidoMr. Andrés Nubiola Bellido

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[Signature pages for Addendum to Agreement for the Sale and Purchase of the Nubiola Group]

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The Buyers:

FERRO CORPORATION

/s/ Peter T. Thomas____________________

Represented by Peter T. Thomas

Chairman, President and Chief Executive Officer

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FERRO SPAIN MANAGEMENT COMPANY, S.L.

/s/ José Tortajada Girbés______________

Represented by: José Tortajada Girbés

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List of Schedules to the Addendum

SCHEDULE 1 THE SELLERS

SCHEDULE 2 FIRST DRAFT COMPLETION STATEMENT

SCHEDULE 3 FUNDS FLOW CHART

SCHEDULE 4 TRANSFER OF REAL ESTATE IN LLODIO